EXHIBIT 10.4

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of this 1st day of May, 2025 (the “Effective Date”) by and between RED BUG, LLC, an Ohio limited liability company (“Lessor”), and AMPLEX ELECTRIC, INC., an Ohio for profit corporation (“Lessee”).

PRELIMINARY STATEMENTS

Lessor and Lessee entered into that certain Lease Agreement dated December 15, 2015 (the “Lease”), pursuant to which Lessee, as lessee, leased from Lessor, as lessor, the premises, as described in the Lease (the “Premises”), located in the Troy Township, Wood County, Ohio. Lessor and Lessee wish to amend and modify certain terms and provisions of the Lease, as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby further amend the Lease as follows:

1.
Definitions. All capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings assigned to them in the Lease.
2.
Right of First Refusal to Purchase. The following Section is hereby added to the Lease as a new Section 23:

“(23) RIGHT OF FIRST REFUSAL TO PURCHASE.

a.
If, during the Lease Term, Lessor decides to sell the Premises or receives an offer to purchase the same that Lessor desires to accept, other than as part of an Excluded Transaction (as defined below) (a “Proposed Transfer”), Lessee shall have a right of first refusal to purchase the Premises in accordance with this Section 23, and Lessor shall not consummate the sale unless Lessor shall first deliver to Lessee a written notice (the “First Refusal Notice”) setting forth: (a) the identity of the proposed purchaser (the “Offeree”); (b) the sale price and each of the material terms of the proposed transaction (the “Purchase Terms”); and (c) the proposed closing date of the Proposed Transfer (the “Closing Date”).
b.
Lessee shall, for the thirty (30) day period commencing upon receipt of such First Refusal Notice (the “ROFR Response Period”), have the exclusive right to purchase the Premises on the terms set forth in such First Refusal Notice, by so notifying Lessor on or before the last day of the ROFR Response Period, whereupon Lessee shall be bound to purchase from Lessor, and Lessor shall be bound to sell to Lessee, the Premises on the Purchase Terms, subject to the express terms herein. In such event, Lessor and Lessee shall promptly execute a purchase and sale agreement to sell the Premises to Lessee on the Purchase Terms and upon other terms typical to commercial real estate transactions in Troy Township, Wood County, Ohio. If the Offeree has executed or agreed to a form of contract, then Lessee must accept and execute that form of contract.

c.
If Lessee shall either: (a) deliver written notice of rejection of the First Refusal Notice to Lessor; or (b) fail to deliver written notice of acceptance of the First Refusal Notice within the ROFR Response Period, Lessee’s right of first refusal hereunder shall conclusively be deemed to be waived with respect to the sale disclosed in the First Refusal Notice and Lessor shall be free, for a period of one hundred eighty (180) days from the end of the ROFR Response Period, to complete the Proposed Transfer to the Offeree on the Purchase Terms and the Offeree shall acquire the Premises free and clear of the Lessee’s right of first refusal set forth in this Section 23 which shall be extinguished, null, void, and of no further force or effect upon such sale (for purposes of clarity only, in any such case, the Lease shall remain in full force and effect). If, however, either: (i) Lessor does not complete the Proposed Transfer within one hundred eighty (180) days from the end of the ROFR Response Period; or (ii) Lessor agrees to complete the Proposed Transfer on the Purchase Terms, except that the purchase price is reduced by more than ten percent (10%) of the purchase price stated in the First Refusal Notice, then Lessee’s right of first refusal provided for in Section 23(a) shall once again apply, and Lessor shall not complete such Proposed Transfer without first giving a new First Refusal Notice to Lessee in compliance with the terms of Section 23(a).
d.
Notwithstanding anything to the contrary contained in this Section 23, Lessee’s right of first refusal shall not apply to the following transactions (the “Excluded Transactions”):
(i)
any transfer or conveyance by Lessor to any entity under common ownership and control of Lessor; or
(ii)
any transfer in the nature of a financing transaction with a financial institution that is made for a bona fide business purpose (i.e., other than in order to allow a transfer of the Premises in avoidance of Lessee’s rights under this Section 23), including, without limitation, any foreclosure of a mortgage on the Premises or conveyance by deed-in-lieu of foreclosure.
e.
A sale pursuant to this Section shall be conducted in accordance with the provisions of this Section (e) on the Closing Date:
(i)
Lessee shall purchase the Premises free and clear of any other existing Lessee leases, which existing leases shall be terminated by Lessor at its sole cost and expense, except those permitted to remain as set forth in the Purchase Terms;
(ii)
Lessee shall purchase the Premises in the condition and subject to the representations and warranties, if any, described in the Purchase Terms;
(iii)
Lessor shall convey title to Lessee by a special warranty deed, together with a typical owner’s affidavit required by a title insurer to delete standard title insurance exceptions and any ancillary documents necessary for the recordation thereof and any required tax documents;
(iv)
The closing costs and tax prorations shall be divided between the parties in accordance with local custom in Troy Township, Wood County, Ohio;
(v)
Lessor shall deliver to the title company closing the transaction evidence of authority to transfer the Premises to Lessee, and any other customary affidavits, indemnities, or documentation reasonably required by any title insurance company insuring the fee interest in the Premises; and
(vi)
All title insurance premiums, and other costs, fees, and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the transfer of the Premises to Lessee shall be paid in accordance with the Purchase Terms (or, if not specified therein, in accordance with local custom for commercial real estate transactions in Troy Township, Wood County, Ohio).
f.
Upon the completion of such purchase, unless Lessee shall elect to have its leasehold and fee interests in the Premises not merge and to keep this Lease in effect, this Lease and all obligations and liabilities of Lessor and Lessee hereunder shall terminate, except for those obligations which by their terms survive the termination hereof.
g.
If all or any part of the Premises suffers a casualty or is condemned or appropriated by public authority or any party exercising the right of eminent domain, or conveyed by Lessor to such authority or party in lieu of such taking (which Lessor may only convey with Lessee’s prior written consent) prior to the consummation of a sale pursuant to a Proposed Transfer, Lessor will give Lessee written notice thereof and in such event the purchase price payable by Lessee to Lessor at any closing hereunder shall be reduced by all compensation and other sums received by Lessor in connection with such casualty or taking or transfer in lieu thereof.”

3.
Conflict; Incorporation of Lease Terms. In the event of any express conflict or inconsistency between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control and govern. In all other respects, the terms, covenants and conditions of the Lease, and continuing obligations of the Lessor and Lessee thereunder, are hereby ratified, reaffirmed and incorporated herein by this reference.
4.
Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
5.
Captions. The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof but rather are intended for purposes of convenience only.
6.
Severability. Severability. If any provision of this Amendment is determined by a tribunal of competent jurisdiction to be unenforceable, then such determination shall not affect any of the other provisions of this Amendment, which shall be deemed severable.

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7.
Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Any signature page of this Amendment may be detached from any counterpart of this Amendment without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Amendment identical in form hereto but having attached to it one or more additional signature pages.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment with the intent it be effective as of the Effective Date.

LESSOR:

RED BUG, LLC

By /s/ Mark Radabaugh

Name Mark Radabaugh

Title

LESSEE:

AMPLEX ELECTRIC, INC.

By /s/ Charles Krebs

Name Charles Krebs

Title Secretary

[NOTARY STAMPS AND APPLICABLE NOTARY LANGUAGE TO BE ADDED]